Exhibit 10.3

AUGUST 2008 AMENDMENT AGREEMENT

THIS AUGUST 2008 AMENDMENT AGREEMENT (the “Amendment”), including all changes made pursuant hereto, is dated August 20, 2008, and effective the 19th day of July 2008 (the “Amendment Effective Date”), by and between CERAGENIX PHARMACEUTICALS, INC., a Delaware corporation (the “Borrower”), and each investor listed on the signature pages hereto as a “Holder”.

RECITALS

WHEREAS, pursuant to that certain subscription agreement dated November 28, 2005, by and between the Borrower and the Holders (the “Subscription Agreement”), the Holders were issued Secured Convertible Notes (the “Notes”); and

WHEREAS, the Notes were amended by the November 2007 Amendment Agreement dated November 28, 2007 (the “November 2007 Amendment Agreement”); and

WHEREAS, the Maturity Date of the Notes as amended by the November 2007 Amendment Agreement was extended by the November 2007 Amendment Agreement to June 30, 2008; and

WHEREAS, effective June 30, 2008, the Borrower and Holders entered into a Consent and Waiver agreement extending the Maturity Date of the Notes to July 18, 2008, and waiving the Holders’ right to payment of interest at a default rate with respect to the Notes, which such default rate of interest would be triggered by the occurrence of the Maturity Date; and

WHEREAS, the Borrower and Holders desire to amend the Notes to further extend the Maturity Date and amend certain other terms of the Notes; and

WHEREAS, the Borrower and Holders desire to amend the existing Warrants issued by Borrower to Holders (the “Existing Warrants”) on the form of Class A Common Stock Purchase Warrant substantially similar to the form attached hereto as Exhibit A (the “Form Warrant”) to adjust the conversion price and extend the expiration date of the Existing Warrants; and

WHEREAS, the Borrower and Holders desire that Borrower shall, in connection with the adjustments to the Notes and the Existing Warrants, issue additional Warrants to the Holders on the terms of the Form Warrant as amended hereby and pursuant to any other amendments to the Existing Warrants, subject to certain adjustments (the “Additional Warrants”).

AMENDMENT

NOW, THEREFORE, IN CONSIDERATION of the covenants contained in this Amendment, and for good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the Holders and the Borrower agree that the Notes be amended as follows:

1.                                       Extension of Maturity Date.  The Maturity Date of the Notes is hereby extended from July 18, 2008, to December 31, 2011.  The Maturity Date as it appears throughout each Note is replaced with the date “December 31, 2011”.

2.                                       Interest Rate Adjustment.  The Interest Rate of the Notes is hereby adjusted to equal twelve percent (12%) per year on the outstanding principal balance, compounded quarterly and effective July 1, 2008.  Section 1.1 of the Notes is hereby amended and restated in its entirety as follows:

1.1        Interest Rate. Subject to Section 5.6 hereof, interest payable on this Note shall accrue at a rate per annum (the “Interest Rate”) equal to twelve percent (12%) per year on the outstanding principal balance, compounded quarterly beginning July 1, 2008. Interest on the Principal Amount shall first be payable on June 30, 2009, and on the same day of the month each three months thereafter and on the Maturity Date, whether by acceleration or otherwise.  The Borrower will notify the Holder within five (5) trading days before any interest payment due date if the Borrower will make all of such interest payment in cash.  If the Borrower does not elect to make the entire interest payment due in cash, of if any such interest payment is not timely made, then, for that portion not paid in cash or not timely made, the Holder shall have the option of (i) adding the interest payment due to the principal balance of this Note or (ii) accepting the interest payment in shares of common stock of the Borrower at a value equal to 85% of the average of the five lowest volume weighted average prices, using Bloomberg L.P. as the data source, over any thirty (30) day period for the 365 days preceding the interest due date.  Any such shares of common stock of the Borrower issued in lieu of cash for payment of interest shall be subject to piggyback registration rights under Section 11.1 of the Subscription Agreement as amended.  The holding period of any such shares of Common Stock calculated for purposes of Rule 144 under the Securities Act of 1933 shall have begun on the original issue date of the Notes.  This Note may be pre-paid at any time without penalty in accordance with the terms of Section 2.5 hereof.

3.                                       Amortization Schedule and Payment of Interest Due.

(a)                                  Any terms of the Notes and the Subscription Agreement to the contrary notwithstanding, the Borrower shall comply with the repayment schedule on Exhibit B attached hereto (the “Amortization Schedule”) with respect to the Notes held by the Holder identified thereon and all sums payable in connection with the Notes.  Beginning June 30, 2009, Borrower shall make the payments listed on the Amortization Schedule no later than the corresponding dates listed on the Amortization Schedule.  If the Borrower fails to timely make any of the cumulative payment amounts listed on the Amortization Schedule with respect to any 12-month period ending June 30 of the corresponding year, the Conversion Price of the Notes held by such Holder shall be reduced, but not increased, effective July 1 following such year to be equal to the lesser of the Conversion Price then in effect or the average of the ten lowest volume weighted average prices of the Borrower’s common stock over the sixty (60) previous trading days immediately preceding such July 1 date, subject to adjustment as described in the Notes and Subscription Agreement.

(b)                                 The Borrower shall pay to each of the Holders within five (5) business days of the last date of execution of this Agreement the interest currently due and payable by the Borrower to each of the Holders, the total such amount with respect to all the Holders being $77,554.73.

4.                                       Security Interest.  The Borrower and Holders hereby recognize and reaffirm the rights and obligations of the parties with respect to the Notes pursuant to Section 3 of the Subscription Agreement, the Security Agreement between Borrower and Holders dated November 28, 2005 (the “Security Agreement”), and the Amended and Restated Collateral Agent Agreement between Holders and the Collateral Agent specified therein and acknowledged by Borrower dated December 5, 2006 (the “Collateral Agent Agreement”).

5.                                       Conversion Price Reduction.

(a)                                  The Conversion Price of the Notes is hereby reduced to $0.80.  The first sentence of Section 2.1(b) of the Notes is hereby amended and restated in its entirety as follows:

“Subject to adjustments as provided in this Section 2.1(b) and Section 2.1(c) hereof, the Conversion Price per share shall be $0.80.”

(b)           The acceptance by a Holder of shares of common stock of Borrower as payment for interest under Section 1.1 of the Notes, as amended by this Amendment, shall be included in the definition of “Excepted Issuances” under Section 12(a) of the Subscription Agreement.  The first sentence of Section 12(a) of the Subscription Agreement is hereby amended by the addition of the words “, and (vii) the acceptance by a Subscriber of shares of Common Stock of the Company as payment for interest under Section 1.1 of the Notes” immediately before the words “(collectively the foregoing are “Excepted Issuances”).”

6.                                       No Prepayment Premium.  The words “one hundred and twenty percent (120%)” in Section 2.5 of the Notes are hereby deleted and replaced with the words “one hundred percent (100%)”.

7.                                       Availability of Rule 144.  In the event at any time after the date of this Amendment, Holders are not permitted to immediately resell (i) any of the Common Stock issuable upon conversion of Note principal or interest or (ii) any Common Stock issuable upon exercise of the Existing Warrants that was purchased for cash at least six months before the proposed date of sale or pursuant to cashless exercise, without any restrictive legend or if such sales are permitted but subject to volume limitations or further restrictions on resale as a result of the unavailability to Holder of Rule 144(b)(1)(i) under the Securities Act of 1933 or any successor rule (a “144 Default”), for any reason except for Holder’s status as an affiliate or “control person” of the Borrower or change in current applicable securities laws, then the Borrower shall pay such Holder as liquidated damages and not as a penalty an amount equal to two percent (2%) for each thirty (30) days (or such lesser pro-rata amount for any period less than thirty (30) days) thereafter of the purchase price of such Common Stock owned by the Holder during the pendency of the 144 Default.

8.                                       Mandatory Redemption of Notes.  The Company hereby agrees to use certain expected revenues for the cash redemption of the Notes and Debentures (as defined in Section 16 below) as follows; provided, that such revenues shall be further subject to apportionment among each of the Holders and Purchasers (as defined in Section 16 below) according to the percentages set forth on Schedule 8 attached hereto:

(a)                                  100% of any net revenues received by or payable to the Company, including, but not limited to, all milestone payments, all partnership payments, all royalty payments and any other payments, and excluding any direct costs, direct fees, or direct royalties (such payments, the “Net Revenue”) derived, directly or indirectly, from the Distribution and Supply Agreement between Dr. Reddy’s Laboratories, Inc. (“Dr. Reddy’s”), and the Company and Ceragenix Corporation, dated November 16, 2007 (the “DRL Agreement”), except for any milestone payments, net sales royalties and product cost reimbursements paid or owed to the Company prior to April 1, 2009.  By way of example, Net Revenue shall not include such direct costs, direct fees or direct royalties such as, but not limited to, the 5% royalty for EpiCeram pursuant to the Exclusive License Agreement by and among the Company and The Regents of the University of California, dated June 28, 2000;

(b)                                 100% of the Net Revenue derived, directly or indirectly, from any other EpiCeram commercialization arrangements;

(c)                                  50% of the Net Revenue derived, directly or indirectly, from the sale of NeoCeram;

(d)                                 33% of any Net Revenue derived, directly or indirectly, from the sales of Ceragenins partnerships; and

(e)                                  33% of any Net Revenue not reference above and received by the Company in excess of, in the aggregate until the Notes are no longer outstanding, $250,000, excluding any capital raised by the Company through investment from the Holders or any other equity investment in or issuance of debt by the Company.

Upon receipt of any of the Net Revenues described above, the Company shall immediately place such funds in a segregated account for the benefit of the Holders and notify the Holders in writing of the receipt of such funds.  Upon notice to the Company that a Holder wishes to have its Debenture redeemed, the Company shall immediately wire such Holder its pro-rata share of such funds (based on the original principal amount purchased by such Holder) and record the reduction in principal in the Note register.  In the event that a Holder declines to receive a redemption payment or does not respond to the Company within twenty (20) Trading Days, the Company shall notify all other Holders of such excess amount and any Holders that wish to have their Notes further redeemed by such additional amount shall receive their pro-rata share of such remaining funds.

9.                                       Adjustment of Per Share Purchase Price under Existing Warrants.  The per share exercise price  of the Warrant Shares (as defined in the Existing Warrants) is hereby reduced to $0.80.  The number of Warrant Shares issuable pursuant to the Existing Warrants shall be increased such that the aggregate Exercise Price payable prior to the aforedescribed reduction shall equal the aggregate Exercise Price payable after the aforedescribed reduction of the Existing Warrant Exercise Price and similarly in the future in connection with the amount of Warrant Shares purchasable upon exercise of the Existing Warrants and Additional Warrants for any other reduction of the Exercise Price of the Existing Warrants or Additional Warrants which is a result of the application of Section 3.4 of the Existing Warrants or Section 3.4 of the Additional Warrants.

10.                                 Extension of Expiration Date of Warrants.  The Expiration Date of any Existing Warrants shall be extended as of the Amendment Effective Date to December 31, 2011.

11.                                 Additional Warrants.

(a)                                  On the Amendment Effective Date, the Borrower will issue and deliver Additional Warrants to the Holders as outlined on Exhibit C attached hereto equal to 25% of the amount of Warrant Shares issuable to each Holder immediately following the date of this Agreement.  The Additional Warrants shall be issued subject to the terms of the Form Warrant and the Subscription Agreement; provided, however, that, any terms of the Form Warrant and the Subscription Agreement to the contrary notwithstanding, the per share purchase price of the shares of Common Stock issuable pursuant to the Additional Warrants shall be $0.80, subject to adjustment as described therein.

(b)                                 The Additional Warrants shall be exercisable on a cashless basis through the Expiration Date of the Additional Warrants and subject to piggyback registration rights; provided, that, if an existing Registration Statement does not provide for the registration of a sufficient number of Registrable Securities, and any terms of the Additional Warrants to the contrary notwithstanding, Borrower shall not be required hereunder or pursuant to the terms of the Additional Warrants to obtain an effective registration statement or a post-effective amendment to any existing Registration Statement with respect to the Additional Warrants or shares of common stock issuable upon exercise thereof.

(c)           The Expiration Date of the Additional Warrants shall be August 20, 2013.

12.           Additional Covenants. The following covenants shall be added to Section 9 of the Subscription Agreement.

(a)           As of the date of this Agreement and until the earlier of (i) June 30, 2010 and (ii) the date that 50% of the initial aggregate principal amount of the Notes is no longer outstanding and has been redeemed by the Company pursuant to the terms of such Notes and this Agreement (such earlier date, the “Accrual Termination Date”), the Company shall (i) not pay cash retainers or make any other cash payments to the Board of Directors except meeting fees for up to four (4) meetings of the Board of Directors per year and meeting fees for any meetings of the Audit Committee of the Board of Directors (the “Board Payments”) and the Company shall revise the payment schedule and methods of payment for all Board Payments and (ii) use commercially reasonable efforts to minimize the cost of holding meetings of the Board of Director, including providing for telephonic meetings of the Board of Directors rather than in-person quarterly meetings of the Board of Directors. All Board Payments shall accrue until the Accrual Termination Date.

(b)           No later than September 30, 2008, the Company shall terminate its consulting agreement with Armada Medical Marketing.

(c)           Immediately upon execution of this Agreement, the Company hereby agrees that it shall not renew its consulting agreement with CEOcast.

(d)           The Company shall use best efforts to renegotiate its obligation to Osmotics Corporation for the purchase of Triceram from a 12-month note to a 24-month note no later than the 30th day following the date of this Agreement, and such renegotiation shall not result in the Company paying to Osmotics Corporation more than $20,000 per month.

(e)           The Company shall use best efforts to renegotiate the payment terms for EpiCeram under the DRL Agreement pursuant to which Dr. Reddy’s shall prepay 50% of each EpiCeram purchase order placed by Dr. Reddy’s.

(f)            The Company shall use best efforts to monetize or securitize the EpiCeram and NeoCeram royalties on or prior to the one year anniversary of the date of this Agreement.

13.           Representations and Warranties of the Company.  The Company hereby makes the representations and warranties set forth below to the Purchasers that as of the date of its execution of this Agreement:

(a)                                  Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Company and no further action is required by such Company, its board of directors or its stockholders in connection therewith.  This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)                                 No Conflicts.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the properties or assets of the Company, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected.

(c)                                  Issuance of Warrants.  The  Warrants are duly authorized and duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents.  The Warrant Shares, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company.  The Company has reserved from its duly authorized capital stock a number of shares of Common Stock for issuance of the Warrant Shares and additional shares issuable pursuant to the Warrants under this Agreement.

(d)                                 The Company hereby represents and warrants that, as of the Amendment Effective Date, the Company has not materially breached or defaulted in the performance of any of its material obligations under the DRL Agreement.  In the event that, after the Amendment Effective Date, the Company materially breaches or defaults in the performance of any of its material obligations under the DRL Agreement, the Company shall give notice within ten (10) days of such material breach or default to the Holders and to the Collateral Agent (as such term is defined in the Collateral Agent Agreement) at the address and using the procedure provided for in the Subscription Agreement and Collateral Agent Agreement.  The Company agrees to cooperate with the Holders to assist, allow and enable the Holders to cure at the Company’s expense any of the Company’s material defaults under the DRL Agreement.

14.                                 Representation and Warranty of the Holders.  The Holders severally and not jointly hereby make the representation and warranty set forth below to the Company that as of the date of its execution of this Agreement, such Holder represents and warrants that (a) the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on its behalf and (b) this Agreement has been duly executed and delivered by such Borrower and constitutes the valid and binding obligation of such Holder, enforceable against it in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

15.                                 Notices.

(a)                                  The last sentence of Section 5.2 of the Notes is hereby deleted in its entirety and replaced with the following:

“The addresses for such communications shall be: (i) if to the Borrower to: Ceragenix Pharmaceuticals, Inc. 1444 Wazee Street, Suite 210, Denver, CO 80202, Attn: Steven S. Porter, CEO, facsimile: (303) 534-1860, with a copy by facsimile to George A. Hagerty, Esq., Hogan & Hartson LLP, 1200 Seventeenth Street, Suite 1500, Denver, CO 80202, facsimile (303) 899-7333, and (ii) if to the Holder, to the name, address and telecopy number set forth on the front page of this Note, with a copy by telecopier to Grushko & Mittman, P.C., 551 Fifth Avenue, Suite 1601, New York, New York 10176, telecopier number: (212) 697-3575.”

(b)                                 Sections 13 of the Class A Common Stock Purchase Warrant dated November 28, 2005, as amended, and the Subscription Agreement dated November 28, 2005, as amended; Section 12.3 of the Security Agreement dated November 28, 2005, as amended; and Section 11(e) of the Collateral Agent Agreement dated November 28, 2005, as amended, are each hereby amended to delete the following notice address:

John W. Kellogg, Esq.,

McKenna Long & Aldridge LLP

1875 Lawrence Street

Denver, CO 80202

telecopier (303) 634-4400

and to replace it with the following:

George A. Hagerty, Esq.

Hogan & Hartson LLP

1200 Seventeenth Street

Suite 1500

Denver, CO 80202

Facsimile: (303) 877-7333

Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be made in accordance with the provisions of the Subscription Agreement.

16.                                 Amendment to 2006 Debentures.  Borrower entered into that certain Securities Purchase Agreement dated December 5, 2006, by and among Borrower and the purchasers listed thereunder (the “Securities Purchase Agreement”).  Pursuant to the terms of the Securities Purchase Agreement, Borrower issued to the purchasers thereunder (the “Purchasers”) certain convertible debentures (the “Debentures”).  The Borrower agrees to amend the Securities Purchase Agreement.  The redemption date of the Debentures shall be amended so that the timing and mechanism of interest and principal payments shall be substantially similar to those of the Notes.  The Borrower represents that, as of the Amendment Effective Date, no Monthly Redemptions (as that term is defined in the Debentures) have been made.  The effectiveness of this Amendment is conditioned upon the Borrower entering into an amendment agreement to amend the Debentures and the Securities Purchase Agreement no later than the date of execution of this Amendment by all the parties hereto.

17.                                 Obligations of the Borrower.  The Borrower agrees that all obligations and commitments of the Company, which currently expire upon June 30, 2008, or July 18, 2008, shall be extended to

December 31, 2011.  All occurrences in Section 9 of the Subscription Agreement, as amended, of the following phrase:

“..until the sooner of (i) June 30 2008, or (ii) until the Shares and Warrant Shares have been resold or transferred by all Subscribers pursuant to the Registration Statement or pursuant to Rule 144.”

shall be replaced with the following:

“..until the sooner of (i) December 31 2011, or (ii) until the Shares and Warrant Shares have been resold or transferred by all Subscribers pursuant to the Registration Statement or pursuant to Rule 144.”

18.           No Reset.   Except as described herein, Borrower represents that this Amendment shall not result in the reset or ratchet of the price at which any Common Stock of Borrower was issued or is issuable of any of Borrower’s outstanding Common Stock or Common Stock which may be issued in the future including the amount of Common Stock which may be issuable by Borrower except as described on Schedule 18 hereto.

19.           Filing of Form 8-K.  Within 2 Trading Days of the date hereof, the Borrower shall issue a Current Report on Form 8-K disclosing the material terms of the transaction contemplated hereby, which shall include this Amendment as an attachment thereto.

20.           Execution.  This Amendment may be executed in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  This Amendment may also be executed by either party hereto by facsimile signature, which shall be deemed to be an original signature of such party hereon.

21.           Survival. All warranties and representations (as of the date such warranties and representations were made) made herein or in any certificate or other instrument delivered by it or on its behalf under this Agreement shall be considered to have been relied upon by the parties hereto and shall survive the issuance of the Warrants. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties; provided, however, that no party may assign this Agreement or the obligations and rights of such party hereunder without the prior written consent of the other parties hereto.

22.           Entire Agreement.  This Amendment constitutes the entire agreement among the parties, and supersedes all prior and contemporaneous agreements and understandings of the parties in connection herewith.  No changes, modifications, terminations or waivers of any of the provisions hereof shall be binding unless in writing and signed by all of the parties thereto.

23.           Governing Law, Venue and Jurisdiction.  All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined pursuant to the governing law provision of the Notes.

24.           Incorporation.  Once executed, this Amendment shall be attached to the Notes and shall be deemed incorporated therein and a part thereof.

25.           Defined Terms.  All capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed to them in the Notes.

26.           General Terms.  This Amendment has been executed and entered into by Borrower and the Holders pursuant to the terms of the Notes.

27.           Construction.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

28.           Modification.  Except as expressly modified pursuant to this Amendment, the terms of each Note remains unchanged and in full force and effect.  This Amendment shall not constitute a novation or satisfaction and accord of any other agreement to which Borrower and any Holder are subject.

29.           Fees.  The Company agrees that it shall pay the reasonable legal fees incurred by the Holders incurred in connection with this Amendment and any transactions directly related thereto.

IN WITNESS WHEREOF, this Amendment is dated August 20, 2008, and executed as of the last date set forth below.

BORROWER:	CERAGENIX PHARMACEUTICALS, INC.

By:
Name:
Title:
Date:

HOLDERS:	LONGVIEW FUND

By:
Name:
Title:
Date:

LONGVIEW EQUITY FUND

By:
Name:
Title:
Date:

ALPHA CAPITAL AKTIENGESELLSCHAFT

By:
Name:
Title:
Date:

EXHIBIT A

FORM WARRANT

THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO CERAGENIX PHARMACEUTICALS, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

Right to Purchase shares of Common Stock of Ceragenix Pharmaceuticals, Inc. (subject to adjustment as provided herein)

CLASS A COMMON STOCK PURCHASE WARRANT

No. 2005-A-001	Issue Date: August , 2008

CERAGENIX PHARMACEUTICALS, INC., a corporation organized under the laws of the State of Delaware (the “Company”), hereby certifies that, for value received,                                     ,                                              , Fax:                                or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company at any time after the Issue Date until 5:00 p.m., E.S.T on the fifth (5th) anniversary of the Issue Date (the “Expiration Date”), up to                  fully paid and nonassessable shares of Common Stock at a per share purchase price of $        .  The aforedescribed purchase price per share, as adjusted from time to time as herein provided, is referred to herein as the “Purchase Price.”  The number and character of such shares of Common Stock and the Purchase Price are subject to adjustment as provided herein.  The Company may reduce the Purchase Price without the consent of the Holder.  Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Subscription Agreement (the “Subscription Agreement”), dated November         , 2005, entered into by the Company and Holders of the Class A Warrants.

As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

(a)           The term “Company” shall include Ceragenix Pharmaceuticals, Inc. and any corporation which shall succeed or assume the obligations of Ceragenix Pharmaceuticals, Inc. hereunder.

(b)           The term “Common Stock” includes (a) the Company’s Common Stock, $0.0001 par value per share, as authorized on the date of the Subscription Agreement, and (b) any other securities into which or for which any of the securities described in (a) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

(c)           The term “Other Securities” refers to any stock (other than Common Stock) and other securities of the Company or any other person (corporate or otherwise) which the holder of the Warrant at any time shall be entitled to receive, or shall have received, on the exercise of the Warrant, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities pursuant to Section 5 or otherwise.

(d)           The term “Warrant Shares” shall mean the Common Stock issuable upon exercise of this Warrant.

1.             Exercise of Warrant.

1.1.          Number of Shares Issuable upon Exercise.  From and after the Issue Date through and including the Expiration Date, the Holder hereof shall be entitled to receive, upon exercise of this Warrant in whole in accordance with the terms of subsection 1.2 or upon exercise of this Warrant in part in accordance with subsection 1.3, shares of Common Stock of the Company, subject to adjustment pursuant to Section 4.

1.2.          Full Exercise.  This Warrant may be exercised in full by the Holder hereof by delivery of an original or facsimile copy of the form of subscription attached as Exhibit A hereto (the “Subscription Form”) duly executed by such Holder and surrender of the original Warrant within four (4) days of exercise, to the Company at its principal office or at the office of its Warrant Agent (as provided hereinafter), accompanied by payment, in cash, wire transfer or by certified or official bank check payable to the order of the Company, in the amount obtained by multiplying the number of shares of Common Stock for which this Warrant is then exercisable by the Purchase Price then in effect.

1.3.          Partial Exercise.  This Warrant may be exercised in part (but not for a fractional share) by surrender of this Warrant in the manner and at the place provided in subsection 1.2 except that the amount payable by the Holder on such partial exercise shall be the amount obtained by multiplying (a) the number of whole shares of Common Stock designated by the Holder in the Subscription Form by (b) the Purchase Price then in effect.  On any such partial exercise, the Company, at its expense, will forthwith issue and deliver to or upon the order of the Holder hereof a new Warrant of like tenor, in the name of the Holder hereof or as such Holder (upon payment by such Holder of any applicable transfer taxes) may request, the whole number of shares of Common Stock for which such Warrant may still be exercised.

1.4.          Fair Market Value. Fair Market Value of a share of Common Stock as of a particular date (the “Determination Date”) shall mean:

(a)           If the Company’s Common Stock is traded on an exchange or is quoted on the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”), National Market System, the NASDAQ SmallCap Market or the American Stock Exchange, LLC, then the closing or last sale price, respectively, reported for the last business day immediately preceding the Determination Date;

(b)           If the Company’s Common Stock is not traded on an exchange or on the NASDAQ National Market System, the NASDAQ SmallCap Market or the American Stock Exchange, Inc., but is traded in the over-the-counter market, then the average of the closing bid and ask prices reported for the last business day immediately preceding the Determination Date;

(c)           Except as provided in clause (d) below, if the Company’s Common Stock is not publicly traded, then as the Holder and the Company agree, or in the absence of such an agreement, by arbitration in accordance with the rules then standing of the American Arbitration Association, before a single arbitrator to be chosen from a panel of persons qualified by education and training to pass on the matter to be decided; or

(d)           If the Determination Date is the date of a liquidation, dissolution or winding up, or any event deemed to be a liquidation, dissolution or winding up pursuant to the

Company’s charter, then all amounts to be payable per share to holders of the Common Stock pursuant to the charter in the event of such liquidation, dissolution or winding up, plus all other amounts to be payable per share in respect of the Common Stock in liquidation under the charter, assuming for the purposes of this clause (d) that all of the shares of Common Stock then issuable upon exercise of all of the Warrants are outstanding at the Determination Date.

1.5.          Company Acknowledgment. The Company will, at the time of the exercise of the Warrant, upon the request of the Holder hereof acknowledge in writing its continuing obligation to afford to such Holder any rights to which such Holder shall continue to be entitled after such exercise in accordance with the provisions of this Warrant. If the Holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford to such Holder any such rights.

1.6.          Trustee for Warrant Holders. In the event that a bank or trust company shall have been appointed as trustee for the Holder of the Warrants pursuant to Subsection 3.2, such bank or trust company shall have all the powers and duties of a warrant agent (as hereinafter described) and shall accept, in its own name for the account of the Company or such successor person as may be entitled thereto, all amounts otherwise payable to the Company or such successor, as the case may be, on exercise of this Warrant pursuant to this Section 1.

1.7           Delivery of Stock Certificates, etc. on Exercise. The Company agrees that the shares of Common Stock purchased upon exercise of this Warrant shall be deemed to be issued to the Holder hereof as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares as aforesaid. As soon as practicable after the exercise of this Warrant in full or in part, and in any event within three (3) business days thereafter, the Company at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the Holder hereof, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct in compliance with applicable securities laws, a certificate or certificates for the number of duly and validly issued, fully paid and nonassessable shares of Common Stock (or Other Securities) to which such Holder shall be entitled on such exercise, plus, in lieu of any fractional share to which such Holder would otherwise be entitled, cash equal to such fraction multiplied by the then Fair Market Value of one full share of Common Stock, together with any other stock or other securities and property (including cash, where applicable) to which such Holder is entitled upon such exercise pursuant to Section 1 or otherwise.

2.             Cashless Exercise.

(a)           Except as described below, if a Registration Statement (as defined in the Subscription Agreement) (“Registration Statement”) is effective and the Holder may sell its shares of Common Stock upon exercise hereof pursuant to the Registration Statement, this Warrant may be exercisable in whole or in part for cash only as set forth in Section 1 above.  If no such Registration Statement is available during the time that such Registration Statement is required to be effective pursuant to the terms of the Subscription Agreement, then payment upon exercise may be made at the option of the Holder either in (i) cash, wire transfer or by certified or official bank check payable to the order of the Company equal to the applicable aggregate Purchase Price, (ii) by cashless exercise in accordance with Section (b) below or (iii) by a combination of any of the foregoing methods, for the number of Common Stock specified in such form (as such exercise number shall be adjusted to reflect any adjustment in the total number of shares of Common Stock issuable to the holder per the terms of this Warrant) and the holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully-paid and non-assessable shares of Common Stock (or Other Securities) determined as provided herein.

(b)           If the Fair Market Value of one share of Common Stock is greater than the Purchase Price (at the date of calculation as set forth below), in lieu of exercising this Warrant for cash, the holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being cancelled) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Subscription Form in which event the Company shall issue to the holder a number of shares of Common Stock computed using the following formula:

X=Y (A-B)

          A

Where    X=           the number of shares of Common Stock to be issued to the holder

Y=           the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised (at the date of such calculation)

A=          the Fair Market Value of one share of the Company’s Common Stock (at the date of such calculation)

B=           Purchase Price (as adjusted to the date of such calculation)

(c)           The Holder may employ the cashless exercise feature described in Section (b) above only during the pendency of a Non-Registration Event as described in Section 11 of the Subscription Agreement.  For purposes of Rule 144 promulgated under the 1933 Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the Issue Date.

3.             Adjustment for Reorganization, Consolidation, Merger, etc.

3.1.          Reorganization, Consolidation, Merger, etc.  In case at any time or from time to time, the Company shall (a) effect a reorganization, (b) consolidate with or merge into any other person or (c) transfer all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company, then, in each such case, as a condition to the consummation of such a transaction, proper and adequate provision shall be made by the Company whereby the Holder of this Warrant, on the exercise hereof as provided in Section 1, at any time after the consummation of such reorganization, consolidation or merger or the effective date of such dissolution, as the case may be, shall receive, in lieu of the Common Stock (or Other Securities) issuable on such exercise prior to such consummation or such effective date, the stock and other securities and property (including cash) to which such Holder would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if such Holder had so exercised this Warrant, immediately prior thereto, all subject to further adjustment thereafter as provided in Section 4.

3.2.          Dissolution.  In the event of any dissolution of the Company following the transfer of all or substantially all of its properties or assets, the Company, prior to such dissolution, shall at its expense deliver or cause to be delivered the stock and other securities and property (including cash, where applicable) receivable by the Holder of the Warrants after the effective date of such dissolution pursuant to this Section 3 to a bank or trust company (a “Trustee”) having its principal office in New York, NY, as trustee for the Holder of the Warrants.

3.3.          Continuation of Terms.  Upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) referred to in this Section 3, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the Other Securities and property receivable on the exercise of this Warrant after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any Other Securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Warrant as provided in Section 4.  In the event this Warrant does not continue in full force and effect after the consummation of the transaction described in this Section 3, then only in such event will the Company’s securities and property (including cash, where applicable) receivable by the Holder of the Warrants be delivered to the Trustee as contemplated by Section 3.2.

3.4           Share Issuance.  Until the Expiration Date, if the Company shall issue any Common Stock except for the Excepted Issuances (as defined in Section 12(a) of the Subscription Agreement), prior to the complete exercise of this Warrant for a consideration less than the Purchase Price that would be in effect at the time of such issue, then, and thereafter successively upon each such issue, the Purchase Price shall be reduced to such other lower issue price.  For purposes of this adjustment, the issuance of any security or debt instrument of the Company carrying the right to convert such security or debt instrument into Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Purchase Price upon the issuance of the above-described security, debt instrument, warrant, right, or option and again at any time upon any subsequent issuances of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the Purchase Price in effect upon such issuance.  The reduction of the Purchase Price described in this Section 3.4 is in addition to the other rights of the Holder described in the Subscription Agreement.

4.             Extraordinary Events Regarding Common Stock.  In the event that the Company shall (a) issue additional shares of the Common Stock as a dividend or other distribution on outstanding Common Stock, (b) subdivide its outstanding shares of Common Stock, or (c) combine its outstanding shares of the Common Stock into a smaller number of shares of the Common Stock, then, in each such event, the Purchase Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Purchase Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Purchase Price then in effect. The Purchase Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 4. The number of shares of Common Stock that the Holder of this Warrant shall thereafter, on the exercise hereof as provided in Section 1, be entitled to receive shall be adjusted to a number determined by multiplying the number of shares of Common Stock that would otherwise (but for the provisions of this Section 4) be issuable on such exercise by a fraction of which (a) the numerator is the Purchase Price that would otherwise (but for the provisions of this Section 4) be in effect, and (b) the denominator is the Purchase Price in effect on the date of such exercise.

5.             Certificate as to Adjustments.  In each case of any adjustment or readjustment in the shares of Common Stock (or Other Securities) issuable on the exercise of the Warrants, the Company at its expense will promptly cause its Chief Financial Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of the Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or receivable by the Company for any additional shares of Common Stock (or Other Securities) issued or sold or deemed to have been issued or sold, (b) the number of shares of Common Stock (or Other Securities) outstanding or deemed to be outstanding, and (c) the Purchase Price and the number of shares of Common Stock to be received upon exercise of this Warrant, in effect immediately prior to such adjustment or readjustment and as adjusted or readjusted as provided in this Warrant. The Company will forthwith mail a copy of each such certificate to the Holder of the Warrant and any Warrant Agent of the Company (appointed pursuant to Section 11 hereof).

6.             Reservation of Stock, etc. Issuable on Exercise of Warrant; Financial Statements.   The Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of the Warrants, all shares of Common Stock (or Other Securities) from time to time issuable on the exercise of the Warrant.  This Warrant entitles the Holder hereof to receive copies of all financial and other information distributed or required to be distributed to the holders of the Company’s Common Stock.

7.             Assignment; Exchange of Warrant.  Subject to compliance with applicable securities laws, this Warrant, and the rights evidenced hereby, may be transferred by any registered holder hereof (a “Transferor”). On the surrender for exchange of this Warrant, with the Transferor’s endorsement in the form of Exhibit B attached hereto (the “Transferor Endorsement Form”) and together with an opinion of counsel reasonably satisfactory to the Company that the transfer of this Warrant will be in compliance with applicable securities laws, the Company at its expense, twice, only, but with payment by the Transferor of any applicable transfer taxes, will issue and deliver to or on the order of the Transferor thereof a new Warrant or Warrants of like tenor, in the name of the Transferor and/or the transferee(s) specified in such Transferor Endorsement Form (each a “Transferee”), calling in the aggregate on the face or faces thereof for the number of shares of Common Stock called for on the face or faces of the Warrant so surrendered by the Transferor.  No such transfers shall result in a public distribution of the Warrant.

8.             Replacement of Warrant.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of this Warrant, the Company at its expense, twice only, will execute and deliver, in lieu thereof, a new Warrant of like tenor.

9.             Registration Rights.  The Holder of this Warrant has been granted certain registration rights by the Company.  These registration rights are set forth in the Subscription Agreement.  The terms of the Subscription Agreement are incorporated herein by this reference.

10.           Maximum Exercise.  The Holder shall not be entitled to exercise this Warrant on an exercise date, in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on an exercise date, and (ii) the number of shares of Common Stock issuable upon the exercise of this Warrant with respect to which the determination of this limitation is being made on an exercise date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock on such date.  For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder.  Subject to the foregoing, the Holder shall not be limited to aggregate exercises which would result in the issuance of more than 4.99%.  The restriction described in this paragraph may be waived, in whole or in part by the Holder, upon sixty-one (61) days prior notice from the Holder to the Company.  The Holder may decide whether to convert a Note or exercise this Warrant to achieve an actual 4.99% ownership position.

11.           Warrant Agent.  The Company may, by written notice to the Holder of the Warrant, appoint an agent (a “Warrant Agent”) for the purpose of issuing Common Stock (or Other Securities) on the exercise of this Warrant pursuant to Section 1, exchanging this Warrant pursuant to Section 7, and replacing this Warrant pursuant to Section 8, or any of the foregoing, and thereafter any such issuance, exchange or replacement, as the case may be, shall be made at such office by such Warrant Agent.

12.           Transfer on the Company’s Books.  Until this Warrant is transferred on the books of the Company, the Company may treat the registered holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

13.           Notices.   All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur or (c) three business days after deposited in the mail if delivered pursuant to subsection (ii) above.  The addresses for such communications shall be: (i) if to the Company to: Ceragenix Pharmaceuticals, Inc., 1444 Wazee Street, Suite 210, Denver, CO 80202, Attn: Steven S. Porter, CEO, telecopier: (303) 534-1860, with a copy by telecopier only to: Cliff Neuman, Esq., Clifford L. Neuman, P.C., Temple-Bowron House, 1507 Pine Street, Boulder, CO 80302, telecopier: (303) 449-1045, and (ii) if to the Holder, to the addresses and telecopier number set forth in the first paragraph of this Warrant, with an additional copy by telecopier only to: Grushko & Mittman, P.C., 551 Fifth Avenue, Suite 1601, New York, New York 10176, telecopier number: (212) 697-3575.

14.           Miscellaneous.  This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Warrant shall be construed and enforced in accordance with and governed by the laws of New York.  Any dispute relating to this Warrant shall be adjudicated in New York County in the State of New York.  The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

IN WITNESS WHEREOF, the Company has executed this Warrant as of the date first written above.

CERAGENIX PHARMACEUTICALS, INC.

By:
Name:
Title:

Witness:

Exhibit A

FORM OF SUBSCRIPTION

(to be signed only on exercise of Warrant)

TO:  CERAGENIX PHARMACEUTICALS, INC.

The undersigned, pursuant to the provisions set forth in the attached Warrant (No.        ), hereby irrevocably elects to purchase (check applicable box):

☐                         shares of the Common Stock covered by such Warrant; or

☐            the maximum number of shares of Common Stock covered by such Warrant pursuant to the cashless exercise procedure set forth in Section 2.

The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant, which is $                      .  Such payment takes the form of (check applicable box or boxes):

☐            $                     in lawful money of the United States; and/or

☐            the cancellation of the Warrant to the extent necessary, in accordance with the formula set forth in Section 2, to exercise this Warrant with respect to the maximum number of shares of Common Stock purchasable pursuant to the cashless exercise procedure set forth in Section 2.

The undersigned requests that the certificates for such shares be issued in the name of, and delivered to                                                                                                            whose address is

Number of Shares of Common Stock Beneficially Owned on the date of exercise: Less than five percent (5%) of the outstanding Common Stock of Ceragenix Pharmaceuticals, Inc.

The undersigned represents and warrants that the representations and warranties in Section 4 of the Subscription Agreement (as defined in this Warrant) are true and accurate with respect to the undersigned on the date hereof.

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable upon exercise of the within Warrant shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an exemption from registration under the Securities Act.

Dated:
(Signature must conform to name of holder as
specified on the face of the Warrant)

(Address)

Exhibit B

FORM OF TRANSFEROR ENDORSEMENT

(To be signed only on transfer of Warrant)

For value received, the undersigned hereby sells, assigns, and transfers unto the person(s) named below under the heading “Transferees” the right represented by the within Warrant to purchase the percentage and number of shares of Common Stock of CERAGENIX PHARMACEUTICALS, INC. to which the within Warrant relates specified under the headings “Percentage Transferred” and “Number Transferred,” respectively, opposite the name(s) of such person(s) and appoints each such person Attorney to transfer its respective right on the books of CERAGENIX PHARMACEUTICALS, INC. with full power of substitution in the premises.

Transferees	Percentage Transferred	Number Transferred

Dated: ,
(Signature must conform to name of holder as specified
on the face of the warrant)

Signed in the presence of:

(Name)
(address)

ACCEPTED AND AGREED:
[TRANSFEREE]
(address)

(Name)

EXHIBIT B

AMORTIZATION SCHEDULE

Longview  Fund

	Beginning				Ending
Date	Balance	Rate	Interest	Payment	Balance
9/30/2008	2,057,189.00	12%	61,715.67	—	2,118,904.67
12/31/2008	2,118,904.67	12%	63,567.14	—	2,182,471.81
3/31/2009	2,182,471.81	12%	65,474.15	—	2,247,945.96
6/30/2009	2,247,945.96	12%	67,438.38	(23,914.72)	2,291,469.63
9/30/2009	2,291,469.63	12%	68,744.09	(101,637.54)	2,258,576.18
12/31/2009	2,258,576.18	12%	67,757.29	(53,808.11)	2,272,525.35
3/31/2010	2,272,525.35	12%	68,175.76	(90,875.92)	2,249,825.20
6/30/2010	2,249,825.20	12%	67,494.76	(121,965.05)	2,195,354.90
9/30/2010	2,195,354.90	12%	65,860.65	(144,684.03)	2,116,531.52
12/31/2010	2,116,531.52	12%	63,495.95	(172,664.24)	2,007,363.23
3/31/2011	2,007,363.23	12%	60,220.90	(582,323.32)	1,485,260.81
6/30/2011	1,485,260.81	12%	44,557.82	(340,784.69)	1,189,033.94
9/30/2011	1,189,033.94	12%	35,671.02	(310,891.30)	913,813.66
12/31/2011	913,813.66	12%	27,414.41	(941,228.07)	—

Longview  Equity Fund

	Beginning				Ending
Date	Balance	Rate	Interest	Payment	Balance
9/30/2008	550,000.00	12%	16,500.00	—	566,500.00
12/31/2008	566,500.00	12%	16,995.00	—	583,495.00
3/31/2009	583,495.00	12%	17,504.85	—	600,999.85
6/30/2009	600,999.85	12%	18,030.00	(6,393.72)	612,636.12
9/30/2009	612,636.12	12%	18,379.08	(27,173.32)	603,841.89
12/31/2009	603,841.89	12%	18,115.26	(14,385.87)	607,571.28
3/31/2010	607,571.28	12%	18,227.14	(24,296.14)	601,502.27
6/30/2010	601,502.27	12%	18,045.07	(32,607.98)	586,939.36
9/30/2010	586,939.36	12%	17,608.18	(38,682.01)	565,865.53
12/31/2010	565,865.53	12%	16,975.97	(46,162.67)	536,678.82
3/31/2011	536,678.82	12%	16,100.36	(155,687.12)	397,092.07
6/30/2011	397,092.07	12%	11,912.76	(91,110.53)	317,894.31
9/30/2011	317,894.31	12%	9,536.83	(83,118.38)	244,312.76
12/31/2011	244,312.76	12%	7,329.38	(251,642.14)	—

B-1

Alpha

	Beginning				Ending
Date	Balance	Rate	Interest	Payment	Balance
9/30/2008	495,000.00	12%	14,850.00	—	509,850.00
12/31/2008	509,850.00	12%	15,295.50	—	525,145.50
3/31/2009	525,145.50	12%	15,754.37	—	540,899.87
6/30/2009	540,899.87	12%	16,227.00	(5,754.35)	551,372.51
9/30/2009	551,372.51	12%	16,541.18	(24,455.98)	543,457.70
12/31/2009	543,457.70	12%	16,303.73	(12,947.29)	546,814.15
3/31/2010	546,814.15	12%	16,404.42	(21,866.53)	541,352.05
6/30/2010	541,352.05	12%	16,240.56	(29,347.18)	528,245.43
9/30/2010	528,245.43	12%	15,847.36	(34,813.81)	509,278.97
12/31/2010	509,278.97	12%	15,278.37	(41,546.40)	483,010.94
3/31/2011	483,010.94	12%	14,490.33	(140,118.40)	357,382.87
6/30/2011	357,382.87	12%	10,721.49	(81,999.48)	286,104.87
9/30/2011	286,104.87	12%	8,583.15	(74,806.54)	219,881.48
12/31/2011	219,881.48	12%	6,596.44	(226,477.92)	—

B-2

EXHIBIT C

ADDITIONAL WARRANTS

Additional Warrants Conv Notes	Warrants as of 6/30/2008	25% additional warrants	Ratchet warrants	Total Warrants After Amendment

Longview Fund	487,805	342,988	884,147	1,714,939
Longview Equity Fund	121,951	85,747	221,036	428,734
Alpha Capital	121,951	85,747	221,036	428,734

	771,336	514,481	1,326,219	2,572,407

C-1

SCHEDULE 8

NET REVENUES APPORTIONMENT

	Debt	Cash Receipt
	6/30/2008	Application

Longview Fund	2,057,189	23.91%
Longview Equity Fund	550,000	6.39%
Alpha Capital	495,000	5.75%
Midsummer	3,300,000	38.36%
Bushido Capital Master Fund	550,916	6.40%
Pierce Diversified Fund	550,000	6.39%
ACM SPV	179,865	2.09%
BCFM Trustees	895,656	10.41%
Ralph Rabman	9,923	0.12%
CFRR Holdings	13,640	0.16%

	8,602,189	100.00%

1

SCHEDULE 18

COMMON STOCK SUBJECT TO RESET OR RATCHET

The conversion or exercise price with respect to Company debentures or warrants or the amount of Common Stock issued or issuable upon conversion of Company debentures or warrants to the following holders thereof:

•                  Midsummer Investments, Ltd.

•                  Bushido Capital Master Fund

•                  Pierce Diversified Strategy Master Fund

•                  ACM SPV LLC

•                  BCMF Trustees, LLC

•                  Ralph Rabman

•                  CFRR Holdings, LLC

1